Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-153642), Registration Statement on Form S-8 (Registration No. 333-186722), Registration Statement on Form S-3 (Registration No. 333-189500) and Registration Statement on Form S-3 (Registration No. 333-190050) of our report dated April 30, 2013, relating to the consolidated financial statements of Mercury Energy, Inc. and Subsidiary, as of December 31, 2012 and 2011. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ UHY LLP

New York, New York

November 14, 2013